SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Janus Detroit Street Trust

Address of Principal Business Office:

151 Detroit Street

Denver, Colorado 80206-4805

Telephone Number: (303) 333-3863

Name and address of agent for service of process:

Stephanie Grauerholz

Janus Detroit Street Trust

151 Detroit Street

Denver, Colorado 80206-4805

Telephone Number: 303-333-3863

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 5th day of November, 2015.

Janus Detroit Street Trust

By:	/s/ Michael Drew Elder
Michael Drew Elder
Trustee

Attest:	/s/ Stephanie Grauerholz
Stephanie Grauerholz Secretary